Professional Diversity Network, Inc. Reports Second Quarter 2018 Financial Results

CHICAGO, August 14, 2018 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ:IPDN), (“PDN” or the “Company”), a global developer and operator of online and in-person networks that provide access to networking, training, educational and employment opportunities for diverse individuals, today announced its second quarter 2018 financial results for the quarter ended June 30, 2018.

Second Quarter Highlights include:

●	Reduced net loss from continuing operations to $1.8 million for the quarter ended June 30, 2018 compared to a net loss of $11.9 million for the quarter ended June 30, 2017 (or a net loss of $2.0 million excluding goodwill impairment charge)

●	Total cost and expenses reduced by $11.8 million, or 74.4%, from $15.9 million for the quarter ended June 30, 2017 to $4.1 million for the quarter ended June 30, 2018. The $11.8 million reduction in total cost and expenses includes a $9.9 million goodwill impairment charge. Excluding goodwill impairment charge, total cost and expenses reduced by $1.9 million

●	Reduced Adjusted EBITDA loss to $1.0 million for the quarter ended June 30, 2018 compared to $1.5 million for the quarter ended June 30, 2017

●	We sold certain assets of our Noble Voice business on May 25, 2018 to a long-time customer since the management believes this business is not critical to the company’s future strategy

Michael Wang, Professional Diversity Network Chief Executive Officer, stated, “While the company continued to sustain losses, we have taken great strides in reducing our costs and overheads and consequently greatly reduced our losses. Our focus is to enhance our diversity recruitment and women’s networking segments, with a focus on delivering superior performance to our clients and members. The improvements in these sectors in the U.S. are very important to our global growth. Our women’s networking and employment services operations in the U.S. are very complimentary to our China expansion. “

Wang continued, “We continue to have more work to do in China and the U.S. in 2018 to enhance shareholder value. Our recruitment brand is very strong and I am pleased with the progress made in the first half of 2018 to create more value for our customers by launching new services to help companies hire executive talent, especially in the digital transformation sector. For the balance of 2018, we will continue to remain vigilant on our cost controls and invest in growth where and when we see opportunities to do so. We continue to believe that China presents significant opportunity for our future growth toward profitability and much of my time and the company’s efforts will be in the China market.”

2018 Second Quarter Financial Results

For the quarter ended June 30, 2018, PDN reported total revenue of $2.1 million, a 42.0% decrease from the quarter ended June 30, 2017, attributable primarily to reduction in our sales staff and workforce in our NAPW segment in order to reduce costs.

Total operating expenses for the quarter ended June 30, 2018, decreased by 74.4% to $4.1 million from $15.9 million for the quarter ended June 30, 2017. This decrease is primarily the result of a $9.9 million goodwill impairment charge recorded in our NAPW segment in June 2017, and our aggressive cost control efforts, including a $0.9 million decrease in general and administrative expense and a $0.7 million decrease in sales and marketing expenses.

The Company reported a net loss for the quarter ended June 30, 2018 of $2.0 million or $0.46 per share compared to a net loss of $12.0 million, or $3.07 per share, for the period ended June 30, 2017.

Loss from continuing operations during the quarter ended June 30, 2018 was $1.8 million compared to a loss of $11.9 million in the quarter ended June 30, 2017. During the second quarter of 2018, the Company reported an Adjusted EBITDA loss of $1.0 million compared to Adjusted EBITDA loss of $1.5 million during the same period of the prior year, a decrease of $0.5 million.

As of June 30, 2018, the Company had $2.7 million in cash and $4.6 million in current assets, which represents a decrease of $0.3 million in cash and $1.1 million in current assets from December 31, 2017. Accounts receivable as of June 30, 2018, was $0.4 million, 53.1% less than the $0.9 million as of December 31, 2017. Total assets as of June 30, 2018 were $16.6 million, a decrease of $2.6 million from $19.2 million as of December 31, 2017.

Professional Diversity Network, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2018	2017
	(Unaudited)	(Adjusted)
Current Assets:
Cash and cash equivalents (Amount related to variable interest entity of $1,282,479 and $1,671,378 as of June 30, 2018 and December 31, 2017, respectively)	$2,666,832	$2,926,088
Accounts receivable, net	424,079	905,723
Incremental direct costs	34,347	145,292
Prepaid expenses and other current assets	699,405	478,379
Current assets from discontinued operations	755,084	1,180,099
Total current assets	4,579,747	5,635,581

Property and equipment, net	105,834	221,184
Capitalized technology, net	177,097	153,381
Goodwill	5,590,150	5,590,150
Intangible assets, net	5,026,506	6,264,706
Merchant reserve	760,849	760,849
Security deposits	76,007	225,957
Long-term assets from discontinued operations	240,637	327,257
Total assets	$16,556,827	$19,179,065

Current Liabilities:
Accounts payable	$1,227,991	$1,120,444
Accrued expenses	762,414	1,166,214
Deferred revenue	2,806,453	4,004,015
Current liabilities from discontinued operations	474,994	484,524
Total current liabilities	5,271,852	6,775,197

Deferred tax liability	1,618,932	1,993,662
Deferred rent	40,160	56,082
Other liabilities	-	52,321
Total liabilities	6,930,944	8,877,262

Commitments and contingencies

Stockholders’ Equity
Common stock, $0.01 par value; 45,000,000 shares authorized; 4,840,669 shares and 3,963,864 shares issued as of June 30, 2018 and December 31, 2017, respectively; and 4,839,621 shares and 3,962,816 shares outstanding as of June 30, 2018 and December 31, 2017, respectively	48,407	39,639
Additional paid in capital	83,395,128	80,016,218
Accumulated other comprehensive loss	15,097	28,848
Accumulated deficit	(73,795,632)	(69,745,785)
Treasury stock, at cost; 1,048 shares at June 30, 2018 and December 31, 2017	(37,117)	(37,117)
Total stockholders’ equity	9,625,883	10,301,803

Total liabilities and stockholders’ equity	$16,556,827	$19,179,065

Professional Diversity Network, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Revenues:
Membership fees and related services	$1,335,726	$2,444,797	$2,947,947	$5,260,293
Recruitment services	692,377	624,103	1,313,792	1,282,647
Product sales and other	6,360	26,573	10,017	72,941
Education and training	9,577	505,490	16,048	829,694
Consumer advertising and marketing solutions	74,543	58,327	144,277	124,029
Total revenues	2,118,583	3,659,290	4,432,081	7,569,604

Costs and expenses:
Cost of revenues	339,911	497,741	625,744	856,188
Sales and marketing	1,023,526	1,762,360	2,116,650	4,161,319
General and administrative	2,063,866	3,009,073	4,415,678	6,852,788
Goodwill impairment charge	-	9,920,305	-	9,920,305
Depreciation and amortization	659,143	750,913	1,339,022	1,536,868
Total costs and expenses	4,086,446	15,940,392	8,497,094	23,327,468

Loss from operations	(1,967,863)	(12,281,102)	(4,065,013)	(15,757,864)

Other (expense) income
Interest expense	-	-	-	(12,399)
Interest and other income	3,777	2,851	4,667	5,101
Other finance costs	-	4,088	22,558	1,764
Other (expense) income, net	3,777	6,939	27,225	(5,534)

Loss before income tax benefit	(1,964,086)	(12,274,163)	(4,037,788)	(15,763,398)
Income tax benefit	(123,415)	(360,307)	(372,465)	(925,097)
Loss from continuing operations	(1,840,671)	(11,913,856)	(3,665,323)	(14,838,301)
Loss from discontinued operations, net of tax, including gain on sale of $63,687	(174,763)	(161,088)	(384,523)	(338,224)
Net loss	(2,015,434)	(12,074,944)	(4,049,846)	(15,176,525)

Other comprehensive loss:	(2,015,434)	(12,074,944)	(4,049,846)	(15,176,525)
Foreign currency translation adjustment	(90,459)	1,733	(13,751)	1,621
Comprehensive loss	$(2,105,893)	$(12,073,211)	$(4,063,597)	$(15,174,904)

Basic and diluted loss per share:
Continuing operations	(0.42)	(3.03)	(0.85)	(8.21)
Discontinued operations	(0.04)	(0.04)	(0.09)	(0.19)
Net loss	$(0.46)	$(3.07)	$(0.94)	$(8.39)

Weighted average shares used in computing net loss per common share:
Basic and diluted	4,371,440	3,932,886	4,296,944	1,808,314

Professional Diversity Network, Inc.

ADJUSTED EBITDA (Unaudited)

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following table provides a reconciliation of Adjusted EBITDA to Net Loss, the most directly comparable GAAP measure reported in our consolidated financial statements:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(in thousands)
Loss from Continuing Operations	$(1,841)	$(11,914)	$(3,665)	$(14,839)
Stock-based compensation expense	347	70	466	585
Goodwill impairment charge	-	9,920	-	9,920
Depreciation and amortization	659	751	1,339	1,537
Interest Expense	-	-	-	12
Interest and other income	(4)	(3)	(5)	(5)
Income tax benefit	(123)	(360)	(372)	(925)
Adjusted EBITDA	$(962)	$(1,536)	$(2,237)	$(3,715)

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse professionals. We operate subsidiaries in the United States and China including National Association of Professional Women (NAPW), which is one of the largest, most recognized networking organizations of professional women in the country, spanning more than 200 industries and professions, and Noble Voice, a career placement and career counseling call center. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program. Our mission is to utilize the collective strength of our affiliate companies, members, partners and unique proprietary platform to be the standard in business diversity recruiting, networking and professional development for women, minorities, veterans, LGBT and disabled persons globally.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.prodivnet.com. Please click on “Investor Relations.”

CONTACT: Professional Diversity Network, Inc.

investor@prodivnet.com